EXHIBIT 10.1
SECOND MODIFICATION OF LOAN DOCUMENTS
     THIS SECOND MODIFICATION OF LOAN DOCUMENTS (this “Agreement”) is effective as of the 18 day of November, 2008, by and between CTI GROUP (HOLDINGS), INC., a Delaware corporation (“Borrower”), and NATIONAL CITY BANK, a national banking association (the “Bank”).
RECITALS
     A. The Bank has heretofore made loans to Borrower in the aggregate principal amount of Ten Million Six Hundred Thousand and No/100 Dollars ($10,600,000.00) pursuant to the terms and conditions of a Loan Agreement dated as of December 22, 2006 between Borrower and the Bank (the “Loan Agreement,” all terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement), and as evidenced by (i) an Acquisition Loan Promissory Note dated December 22, 2006, in the principal amount of Two Million Six Hundred Thousand and No/100 Dollars ($2,600,000.00) made payable by Borrower to the order of the Bank and (ii) a Revolving Line of Credit Promissory Note dated December 22, 2006, in the principal amount of Eight Million and No/100 Dollars ($8,000,000.00) made payable by Borrower to the order of the Bank.
     B. The Bank and Borrower previously reduced the amount of the existing Revolving Line of Credit to Three Million and No/100 Dollars ($3,000,000.00) pursuant to the terms and conditions of a First Modification of Loan Documents (the “First Modification”) dated as of November 13, 2007.
     C. The Loans are further secured by Guaranties dated December 22, 2006, and subsequently reaffirmed on November 13, 2007 from Guarantors to the Bank (collectively, the “Guaranties”).
     D. Borrower desires to amend the Loan Documents in order to reduce the amount of the existing Acquisition Loan to Five Hundred Thousand and No/100 Dollars ($500,000.00), release the Security Letter of Credit requirement, and to otherwise amend the Loan Documents as set forth herein.
AGREEMENTS
     NOW, THEREFORE, in consideration of (i) the facts set forth hereinabove (which are hereby incorporated into and made a part of this Agreement), (ii) the agreements by the Bank to modify the Loan Documents, as provided herein, (iii) the covenants and agreements contained herein, and (iv) for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Amendment to Loan Agreement.
     (a) Amendment of Section 1.1.

     Section 1.1 of the Loan Agreement is amended by amended and restated the following definitions in their entirety, as follows:
     “Acquisition Loan Commitment” shall mean Five Hundred Thousand and No/100 Dollars ($500,000.00).
     “Acquisition Loan Maturity Date” shall mean December 21, 2009, unless extended by the Bank pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Acquisition Loan Note.
     “Borrowing Base Amount” shall mean an amount equal to the sum of (i) eighty percent (80%) of the net amount of the Domestic Eligible Accounts and (ii) ninety percent (90%) of the net amount of the Foreign Eligible Accounts.
     (b) Amendment of Article 2. Section 2.2(a) is amended and restated in its entirety as follows:
     “Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower and its Subsidiaries set forth herein and in the other Loan Documents, the Bank agrees to make advances on such Revolving Loan at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loan outstanding at any time shall not exceed the Revolving Loan Availability. Notwithstanding the foregoing, the sum of the advances made by the Bank on the Revolving Loan plus any debt of the Borrower that is not secured by (i) cash or (ii) a letter of credit shall not exceed four times the trailing twelve (12) month Consolidated EBITDA. The Revolving Loan made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including, the Revolving Loan Maturity Date unless the Revolving Loan is otherwise terminated or extended as provided in this Agreement. The Revolving Loan shall be used by the Borrower for the purpose of acquiring all of the shares of Ryder Systems Ltd and working capital.
     (c) Amendment of Article 3. The definition of Loan Documents set forth in Article 3 is amended to include any modifications of the Loan Agreement, including this Agreement and the First Modification.
     (d) Amendment of Article 6.
     Section 6.1 is amended and restated in its entirety as follows:
     “6.1 Organization and Name. Each of the Borrower and its Subsidiaries (a) is a corporation, partnership or limited liability company (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate, partnership or limited liability company (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, partnership or limited liability company (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except CTI Group (Holdings), Inc., CTI Group, CTI Data Solutions (USA) Inc., CTI Billing Solutions Inc., CTI Group Ltd (formerly CTI Billing Solutions Ltd.), CTI Delaware Holdings, Inc., CTI Data Solutions Ltd., CTI Billings Solutions Ltd. (formerly Ryder Systems, Ltd.) and Centillion Data Systems, L.L.C.”
     Section 6.19 is amended and restated in its entirety as follows:
     “6.19 Borrower’s Subsidiaries. With the exception of CTI Data Solutions (USA) Inc., CTI Billings Solutions, Inc., CTI Delaware Holdings, Inc., Centillion Data Systems, L.L.C., CTI Data Solutions Ltd, CTI Group Ltd. (formerly CTI Billing Solutions Ltd) and CTI Billing Solutions Ltd. (formerly Ryder Systems Ltd.) (effective immediately after disbursement of the Acquisition Loan) the Borrower does not own any equity interests in any other corporation, association, trust, partnership, limited liability company or other business entity.”
     2. Removal and Release of Security Letter of Credit. The Bank hereby removes the requirement that Borrower obtain, and releases Borrower of its obligation to obtain, a Security Letter of Credit as security for the Acquisition Loan. The Bank shall execute and deliver to Skandinaviska Enskilda Banken a notice of termination and release of that certain Irrevocable Standby Letter of Credit No. 5375 52 dated November 30, 2006 in order to effectuate this removal and release.
     3. Representations and Warranties of Borrower. Borrower hereby represents, covenant and warrants to the Bank as follows:
     (a) The representations and warranties in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof.
     (b) There is currently no Event of Default under the Loan Agreement or the other Loan Documents and Borrower does not know of any event or circumstance which with the giving of notice or passing of time, or both, would constitute an Event of Default under the Loan Agreement or the other Loan Documents.
     (c) The Loan Documents are in full force and effect and, following the execution and delivery of this Agreement, they continue to be the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, subject to limitations imposed by general principles of equity.
     (d) There has been no material adverse change in the financial condition of Borrower, Guarantors or any other party whose financial statement has been delivered to the Bank in connection with the Loan from the date of the most recent financial statement received by the Bank.
     (e) As of the date hereof, Borrower has no claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents as modified herein.
     (f) Borrower has the requisite power and authority to execute and deliver this Agreement and to perform the Loan Agreement and Loan Documents as modified herein. This Agreement has been duly executed and delivered on behalf of Borrower.
     4. Conditions. The obligation of the Bank to execute and to perform this Agreement shall be subject to full satisfaction of the following conditions precedent on or before the date of execution of this Agreement:
     (a) Copies, certified as of the date of execution of this Agreement, of such corporate documents and resolutions of Borrower and Guarantors as the Bank may request evidencing necessary action by Borrower to obtain necessary authorization for the execution and performance of this Agreement and all other agreements or documents delivered pursuant hereto as the Bank may reasonably request.
     (b) This Agreement shall have been duly executed by Borrower and delivered to the Bank and executed by the Bank.
     (c) The Amended and Restated Acquisition Loan Promissory Note shall have been duly executed by Borrower and delivered to the Bank in the form attached hereto as Exhibit A.
     (d) Borrower shall have paid all costs and expenses incurred by the Bank in connection with the negotiation, preparation and closing of this Agreement and the other documents and agreements delivered pursuant hereto, including the reasonable attorneys’ fees.
     (e) No Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.
     (f) No adverse change in the financial condition or affairs of Borrower, as determined in Bank’s reasonable discretion, shall have occurred.
     (g) No litigation or governmental proceeding shall have been instituted against Borrower or any of its officers or shareholders which in the discretion of Bank, reasonably exercised, materially adversely affects the financial condition or continued operation of Borrower.
     (h) The Bank shall have received such additional financial information, agreements, documents and certifications, fully executed by Borrower, as may be reasonably requested by the Bank.

     5. Miscellaneous.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.
     (b) This Agreement shall not be construed more strictly against the Bank than against Borrower merely by virtue of the fact that the same has been prepared by counsel for the Bank, it being recognized that Borrower and the Bank have contributed substantially and materially to the preparation of this Agreement, and Borrower, Guarantors and the Bank each acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other in entering into this Agreement. Each of the parties to this Agreement represents that it has been advised by its respective counsel of the legal and practical effect of this Agreement, and recognizes that it is executing and delivering this Agreement, intending thereby to be legally bound by the terms and provisions thereof, of its own free will, without promises or threats or the exertion of duress upon it. The signatories hereto state that they have read and understand this Agreement, that they intend to be legally bound by it and that they expressly warrant and represent that they are duly authorized and empowered to execute it.
     (c) Notwithstanding the execution of this Agreement by the Bank, the same shall not be deemed to constitute the Bank a venturer or partner of or in any way associated with Borrower or Guarantors nor shall privity of contract be presumed to have been established with any third party.
     (d) Borrower and the Bank each acknowledges that there are no other understandings, agreements or representations, either oral or written, express or implied, that are not embodied in the Loan Documents and this Agreement, which collectively represent a complete integration of all prior and contemporaneous agreements and understandings of Borrower, Guarantors and the Bank; and that all such prior understandings, agreements and representations are hereby modified as set forth in this Agreement. Except as expressly modified hereby, the terms of the Loan Documents are and remain unmodified and in full force and effect.
     (e) This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     (f) Any references to the “Loan Agreement,” the “Notes,” the “Guaranties” or the “Loan Documents” contained in any of the Loan Documents shall be deemed to refer to the Loan Agreement and any modifications thereto, the Notes, the Guaranties and the other Loan Documents as amended hereby. The paragraph and section headings used herein are for convenience only and shall not limit the substantive provisions hereof. All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders. Any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.
     (g) This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one original Agreement.
     (h) Time is of the essence of each of Borrower’s obligations under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

LENDER:		BORROWER:

NATIONAL CITY BANK,		CTI GROUP (HOLDINGS), INC,
a national banking association		a Delaware corporation

By:	/s/ Timothy Swiss	By:	/s/ John Birbeck
Printed:	Timothy Swiss		John Birbeck, Chief Executive Officer

Title:	Relationship Manager

EXHIBIT A
AMENDED AND RESTATED
ACQUISITION LOAN PROMISSORY NOTE

A